SCHEDULE 6*

       List of Series of Aberdeen Funds

           Aberdeen Tax-Free Income Fund Aberdeen Small Cap Fund Aberdeen U.S. Equity Fund Aberdeen Select Worldwide Fund Aberdeen China Opportunities Fund Aberdeen Developing Markets Fund Aberdeen International Equity Fund Aberdeen Equity Long-Short Fund Aberdeen Global Financial Services Fund Aberdeen Health Sciences Fund Aberdeen Natural Resources Fund
           Aberdeen Technology and Communications Fund
           Aberdeen Global Utilities Fund
           Aberdeen Optimal Allocations Fund: Defensive
           Aberdeen Optimal Allocations Fund: Moderate
           Aberdeen Optimal Allocations Fund: Moderate Growth
           Aberdeen Optimal Allocations Fund: Growth
           Aberdeen Optimal Allocations Fund: Specialty
           Aberdeen Core Income Fund
           Aberdeen Core Plus Income Fund
           Aberdeen Asia Bond Institutional Fund
           Aberdeen Global Fixed Income Fund
           Aberdeen Global Small Cap Fund
           Aberdeen International Equity Institutional Fund


       *As most recently approved at the October 27, 2009 Board Meeting.